Exhibit 99.1

CONTACT: Jim Kosowski
304-234-2440

RELEASE DATE: March 14, 2005

FOR IMMEDIATE RELEASE

WHEELING-PITTSBURGH CORPORATION ANNOUNCES 2004 RESULTS

WHEELING, WV, March 14, 2005 — Wheeling-Pittsburgh Corporation (Nasdaq: WPSC), the holding company of Wheeling-Pittsburgh Steel Corporation, today reported its financial results for the year and quarter ended December 31, 2004.

     For 2004, the Company reported net income of $62.5 million or $5.68 per diluted share. Comparison with prior year results is not meaningful due to the Company’s reorganization on Aug. 1, 2003. Net income for the fourth quarter of 2004 totaled $6.4 million, or $0.46 per diluted share. This compares with a net loss of $23.7 million or $2.49 per diluted share in the fourth quarter of 2003, and net income of $35.6 million or $3.42 per diluted share for the third quarter 2004.

     “Our strong financial performance in 2004 and successful secondary public stock offering significantly strengthened our liquidity as we entered 2005,” said James G. Bradley, Chairman, President and CEO. “Additionally, production from our new Consteel® EAF, which began operation in the fourth quarter and is exceeding the manufacturer’s production guarantee, is bringing about our transition to a hybrid steel producer.”

     The Company reported net sales for 2004 of $1.4 billion on shipments of 2.1 million tons, with an average steel price per ton shipped of $661. Cost of goods sold in 2004 totaled $1.2 billion, averaging $568 per ton shipped.

     The Company reported net sales for the fourth quarter of $373.7 million on shipments of 503,000 tons of steel products. Steel prices averaged $743 per ton shipped in the fourth quarter of 2004, down slightly from the third quarter. Cost of goods sold totaled $336.4 million and averaged $669 per ton shipped. Costs in the quarter included maintenance spending in connection with planned outages that were taken at the Company’s hot strip mill and finishing mills, as well as costs incurred during a 12-day period in December following a BOF ductwork collapse, during which there was minimal production. Raw material costs increased slightly above third quarter levels despite significantly less purchased coke in the fourth quarter.

     The Company is pursuing insurance recoveries for property damage related to the BOF ductwork collapse, for which a $2 million deductible was recorded in the fourth quarter. The impact of the collapse on fourth quarter earnings was $23 million, before the impact of profit sharing and VEBA. In addition, shipments in the first quarter of 2005 are expected to be negatively impacted by a further loss of 85,000 tons. A business interruption claim is being prepared which, after a separate deductible, is expected to be significant. No recognition was made in the fourth quarter for the anticipated recovery under the business interruption claim.

     Shipments for the first quarter 2005 are expected to be in the 500,000 to 515,000 ton range, and the average selling price is expected to be comparable with the fourth quarter. Cost of sales per ton in the first quarter 2005 is expected to be down slightly.

     Management will conduct a live call today at 11 a.m. ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 1-800-240-2134 or 1-303-262-2139. A replay of the call will be available until March 21, 2005 by dialing 1-800-405-2236 or 1-303-590-3000 and using the pass code 11025830.

     This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Wheeling-Pittsburgh Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the “Business — Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These risk factors include, among others, the Company’s potential inability to generate sufficient operating cash flow to service or refinance its indebtedness, concerns relating to financial covenants and other restrictions contained in its credit agreements, intense competition, dependence on suppliers of raw materials, the difficulties involved in ramping up production from our electric arc furnace, and cyclical demand for steel products. In addition, any forward-looking statements represent Wheeling-Pittsburgh Corporation’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While Wheeling-Pittsburgh Corporation may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so.

About Wheeling-Pittsburgh:

     Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company’s products include hot rolled and cold rolled sheet and coated products such as galvanized, pre-painted and tin mill sheet. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.

     The Company emerged from bankruptcy pursuant to a plan of reorganization that became effective on August 1, 2003. Accordingly, for accounting purposes, consolidated financial statements for periods after August 1, 2003 related to a new reporting entity (the “Reorganized Company”) and comparisons to prior period performance in many respects are not directly comparable to prior periods of the old reporting entity (the “Predecessor Company”). Among other changes, there have been substantial reductions in employment levels, changes in employee and retiree benefits, and the revaluation of assets and liabilities. A black line has been shown on the financial statements to separate current results from pre-reorganization information since they are not prepared on a comparable basis.

     The attached consolidated statements of operations and consolidated balance sheets were derived from the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission.

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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

					Predecessor
	Reorganized Company				Company
	Quarter	Twelve Months	Quarter	Five Months	Seven Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	July 31,
	2004	2004	2003	2003	2003
Revenues
Net sales, including sales to affiliates of $96,033, $367,735, $101,501, $62,861 and $164,273	$373,667	$1,405,794	$237,113	$396,902	$570,439

Cost and expenses
Cost of sales, excluding depreciation and amortization expense, including cost of sales to affilaites of $92,826, $324,813, $91,262, $56,606 and $143,840	336,368	1,206,773	236,636	395,950	563,832
Depreciation and amortization expense	10,476	33,433	6,905	10,473	39,889
Selling, general and administrative expense	18,214	67,257	14,560	23,564	29,906
Reorganization and professional fee expense	—	—	(35)	(35)	8,140

Total costs and expenses	365,058	1,307,463	258,066	429,952	641,767

Operating income (loss)	8,609	98,331	(20,953)	(33,050)	(71,328)
Interest expense and other financing costs	(5,109)	(19,778)	(6,324)	(10,215)	(9,185)
Other income	4,996	17,520	3,593	4,350	3,228
Reorganization income (expense):
Fair value adjustments	—	—	—	—	(152,708)
Gain on discharge of indebtedness	—	—	—	—	557,541
Other	—	—	—	—	(4,758)

Income (loss) before income taxes	8,496	96,073	(23,684)	(38,915)	322,790
Income tax provision (benefit)	2,051	33,606	9	15	(641)

Net income (loss)	$6,445	$62,467	$(23,693)	$(38,930)	$323,431

Earnings per share
Basic	$0.46	$5.81	$(2.49)	$(4.10)	*
Diluted	$0.46	$5.68	$(2.49)	$(4.10)	*

Weighted average shares (in thousands):
Basic	13,917	10,759	9,500	9,500	*
Diluted	14,145	11,002	9,500	9,500	*

Shipments — tons	502,684	2,125,434	542,211	912,937	1,305,046
Production — tons	541,009	2,362,886	533,461	958,816	1,399,853

*	Prior to reorganization, the Company was a wholly-owned subsidiary of WHX Corporation

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$31,198	$4,767
Trade receivables, less allowance for doubtful accounts of $2,697 and $2061	144,509	104,025
Inventories	156,669	146,895
Prepaid expenses and deferred charges	29,953	11,583

Total current assets	362,329	267,270
Investment in affiliated companies	53,016	42,857
Property, plant and equipment, less accumulated depreciation of $42,536 and $10,051	487,308	387,765
Deferred income tax benefits	18,751	23,170
Restricted cash	12,502	87,138
Goodwill	—	30,000
Other intangible assets, less accumulated amortization of $1,346 and $423	5,174	9,076
Deferred charges and other assets	16,279	21,610

Total assets	$955,359	$868,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$92,434	$76,108
Short-term debt	—	79,251
Payroll and employee benefits payable	48,611	57,862
Accrued federal, state and local taxes	10,073	10,744
Deferred income tax liabilities	18,751	23,170
Accrued interest and other liabilities	7,843	9,672
Long-term debt due in one year	31,427	2,698

Total current liabilities	209,139	259,505
Long-term debt	302,156	340,696
Other employee benefit liabilities	135,608	142,433
Other liabilities	17,978	21,639

Total liabilities	664,881	764,273

STOCKHOLDERS’ EQUITY
Common stock — $.01 Par value; 14,437,223 and 10,000,000 shares issued, 14,433,223 and 10,000,000 share outstanding	144	100
Additional paid-in capital	270,784	149,901
Accumulated earnings (deficit)	23,537	(38,930)
Deferred compensation	(3,927)	(6,458)
Treasury Stock, 4,000 shares, at cost	(60)	—

Total stockholders’ equity	290,478	104,613

Total liabilities and stockholders equity	$955,359	$868,886